BioSpecifics Technologies Corp. Announces Positive Top-Line
Results from Phase 2 Trial of CCH for Treatment of Human Lipoma

-     Trial meets primary endpoint of an 83.4% reduction in lipoma visible surface area relative to placebo -

LYNBROOK, NY – June 13, 2016 – BioSpecifics Technologies Corp. (NASDAQ: BSTC) today announced positive, statistically significant top-line results from a placebo-controlled, double-blind Phase II clinical trial of collagenase clostridium histolyticum (CCH) for the treatment of human lipoma. The trial met its primary endpoint of reduction in the visible surface area of the target lipomas relative to placebo, as determined by caliper, at six months post injection (p<0.0001), and also met all secondary efficacy endpoints. There were no serious adverse events reported during the trial.

“These positive results speak to the potential of CCH to treat lipomas in humans and possibly treat other problematic fat in the body. A non-surgical therapy could be potentially impactful for patients with multiple lipomas, who require surgery with multiple excisions, each of which can have complications. In fact, for the patients enrolled in this trial, they had a median of 20 lipomas, ranging from two to 150,” said Zachary Gerut, M.D., Aesthetic Center in Hewlett, NY and lead investigator in the trial. “Each patient serves as his or her own control, minimizing inter-patient variability, so the demonstration of CCH’s potential in this indication is very clear from these results.”

“We are pleased to report these positive results today as we believe that CCH injection has the potential to provide therapeutic advantages over surgery, the current standard of care, which is the only proven option for lipoma patients,” commented Thomas L. Wegman, President of BioSpecifics. “We look forward to the review of these positive results by our partner Endo. Endo has the right to opt-in to this indication, which would transfer responsibility for the future development costs to them and trigger an opt-in payment and potential future milestone and royalty payments to BioSpecifics.”

The primary endpoint of this randomized, double-blind placebo-controlled Phase II trial, conducted in 19 patients with two or more benign lipomas of similar size, was the reduction in the visible surface area of the target lipomas relative to placebo, as determined by caliper, at six months post injection. The secondary efficacy endpoints included responders at six months post injection who showed a ≥50% decrease in lipoma visible surface area relative to baseline between CCH and placebo; the change in the length of the target lipoma at six months between CCH and placebo; and the relative change in lipoma visible surface area as measured by caliper at one month and three months. The trial also gathered qualitative lipoma characteristics and an assessment of patient satisfaction through a questionnaire administered to each subject prior to injection and at each follow-up visit.

Top-line results from this trial, which involved a single injection of 0.58 mg of CCH, include:

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81.3 percent reduction in the visible surface area for patients who received CCH compared to a 2.1 percent increase for treatment with placebo in the target lipoma, as measured by caliper at six months post-treatment, resulting in an 83.4 percent difference in favor of CCH (p<0.0001).

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89.5 percent of CCH patients (17 of 19 patients) were responders at six months post-injection (showed a ≥50% decrease in lipoma visible surface area relative to baseline) compared to 0 percent for placebo (p<0.0001).

-	The mean decrease in the length of the target lipoma at 6 months was 64.8 percent from baseline for CCH treated lipomas and 0.2 percent increase for placebo (p<0.0001).
-	As measured by caliper, the mean decrease in lipoma visible surface area at three months was 62.5 percent for CCH and 0.4 percent increase for placebo (p<0.0001).
-	As measured by caliper, the mean decrease in lipoma visible surface area at one month was 26.8 percent for CCH and 0.2 percent increase for placebo (p=0.0042).
-	The mean decrease in lipoma volume as measured by MRI at 6 months was 47.2 percent for CCH treated lipomas and 4.9 percent for placebo (p=0.0013).
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Patient satisfaction was assessed through a questionnaire administered to each subject prior to injection and at the one, three and six month follow-up visits. For the lipomas that received CCH treatment, at six months, 57.9 percent of patients reported being very satisfied; 36.8 were somewhat satisfied and zero were not satisfied verses placebo where 21.1 percent were very satisfied; 15.8 percent were somewhat satisfied and 57.9 percent were not satisfied (p=0.0010 in favor of CCH).

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There were no drug-related serious adverse events reported during the trial and CCH was well- tolerated, with no trial dropouts. The most frequent treatment-related adverse events were localized to the injection site and included bruising, injection site swelling/pain and pruritus. These adverse events are consistent with those seen previously in clinical experience.

The trial was conducted at two sites, Dr. Zachary Gerut’s Aesthetic Center in Hewlett, NY and Vanderbilt Medical Center in Nashville, TN with Dr. Bruce Shack.

About Human Lipomas

Lipomas are encapsulated deposits of benign fat, often detected as bulges under the skin. According to Endo, there are approximately 600,000 patients in the U.S. annually. CCH potentially offers an alternative for those patients that may choose to avoid surgery, and as a result, potentially avoid surgically related complications, i.e. hematomas, sutures, restricted activity and general or local anesthesia. CCH may also address more moderate-to-severe cases in which patients are unwilling or unable to undergo surgery and more severe patients with challenging or multiple lipomas for which surgery carries a significantly elevated risk or is not a practical treatment. If approved, CCH could potentially become the first FDA-approved therapy for lipoma, offering a safe and effective alternative to surgery.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and also for Peyronie's disease in Europe and Australia. Endo has the following partnerships outside the U.S. for these two indications; Swedish Orphan Biovitrum AB has marketing rights for Xiapex® (the European tradename for XIAFLEX) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada and Australia and Asahi Kasei Pharma Corporation has marketing rights in Japan. Sobi is selling Xiapex in Europe for the treatment of Dupuytren's contracture and Peyronie's disease. Asahi is selling XIAFLEX for the treatment of Dupuytren's contracture in Japan. Actelion is selling XIAFLEX in Canada and Australia for the treatment of Dupuytren's contracture and in Australia for Peyronie’s disease. The XIAFLEX development pipeline includes several additional promising indications. Endo is currently managing development of CCH for cellulite, adhesive capsulitis, canine lipoma, lateral hip fat and plantar fibromatosis. BioSpecifics is managing the clinical development of CCH for human lipoma and plans to initiate clinical development of CCH for uterine fibroids in the second half of 2016. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements.” The forward-looking statements in this press release include statements concerning, among other things, the potential benefits of CCH as a non-surgical treatment for human lipoma removal and fat removal, the consumer demand for CCH as a non-surgical treatment for human lipoma removal and the possibility of Endo opting in to develop the indication further. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “plan”, “may,” “will,” “can,” and “could,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that BioSpecifics’ beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including adhesive capsulitis, cellulite, human lipoma, canine lipoma, uterine fibroids, plantar fibromatosis and lateral hip fat all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this press release and, except as may be required by law, BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com